                                                                       EXHIBIT 3

                                   STOCK PURCHASE AGREEMENT


                                         By and Among


                                    THE WILLIS GROUP, LLC


                                              and


                                    EQUALNET HOLDING CORP.


                                 Dated as of December 2, 1997
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                                       TABLE OF CONTENTS

                                                                            Page


1.      Definitions.  .........................................................1

2.      Purchase and Sale of Common Stock; Closing.............................4
        2A.    Purchase and Sale of Common Stock...............................4
        2B.    Closing.........................................................5

3.      Purchaser's Conditions of Closing......................................5
        3A.    Opinion of the Company's Counsel................................5
        3B.    Representations and Warranties..................................5
        3C.    Charter Documents and By-Laws...................................5
        3D.    Purchase Permitted by Applicable Laws...........................5
        3E.    Letter of Accountants; Accompanying Officer's Certificate.......5
        3F.    Shareholder Approval............................................6
        3G.    Compliance with Securities Laws.................................6
        3H.    No Adverse U.S. Legislation, Action or Decision.................6
        3I.    Approvals and Consents..........................................6
        3J.    Board Nominees..................................................6
        3K.    No Material Adverse Change.  There shall not have occurred any Material Adverse Change with respect to the Company since the date hereof.................................................6
        3L.    Network Transactions............................................6

4.      Company's Conditions of Closing........................................7
        4A.    Representations and Warranties..................................7
        4B.    Purchase of Shares..............................................7
        4C.    Shareholder Approval............................................7
        4D.    No Adverse Action or Decision...................................7
        4E.    Network Transactions............................................7

5.      Affirmative Covenants..................................................7
        5A.    Conduct of Business of the Company..............................7
        5B.    Valid Issuance.................................................10
        5C.    Government Regulations.........................................10
        5D.    ERISA..........................................................10
        5E.    Corporate Existence; Maintenance of Properties.................11
        5F.    Insurance......................................................11
        5G.    Further Assurances.............................................11
        5H.    Securities Act Registration Statements.........................11
        5I.    Notices of Certain Events......................................12
        5J.    Board Nominees.................................................12

                                            (i)
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        5K.    Environmental Laws.............................................12
        5L.    Registration Rights............................................12
        5M.    Shareholder Approval; Preparation of Proxy Statements..........13
        5N.    No Solicitation................................................13
        5O.    Listing of Common Stock........................................15

6.      Representations and Warranties........................................15
        6A.    Corporate Existence............................................15
        6B.    Corporate Power and Authorization..............................15
        6C.    Board Recommendation...........................................15
        6D.    Binding Obligations............................................16
        6E.    No Violation...................................................16
        6F.    Consents.......................................................16
        6G.    Financial Information..........................................16
        6H.    Liabilities....................................................17
        6I.    Litigation.....................................................17
        6J.    Compliance with ERISA..........................................17
        6K.    Taxes; Governmental Charges....................................17
        6L.    Defaults.......................................................17
        6M.    Compliance with the Law........................................18
        6N.    Investment Company Act.........................................18
        6O.    Public Utility Holding Company Act.............................18
        6P.    Fees and Commissions...........................................18
        6Q.    Disclosure.....................................................18
        6R.    Structure; Capitalization......................................18
        6S.    Environmental Matters..........................................19
        6T.    Intellectual Property and Other Intangible Assets..............20
        6U.    Insurance Coverage.............................................21

7.      Representations and Warranties of Purchaser...........................21
        7A.    Purchase for Investment........................................21
        7B.    Authorization; No Conflict.....................................22

8.      Termination, Amendment and Waiver.....................................22
        8A.    Termination....................................................22
        8B.    Effect of Termination..........................................23

9.      Miscellaneous.........................................................23
        9A.    Fees and Expenses..............................................23
        9B.    Amendment......................................................23
        9C.    Extension; Waiver..............................................23
        9D.    Assignment.....................................................24
        9E.    Survival of Representations and Warranties.....................24
        9F.    Successors and Assigns; No Third Party.........................24
        9G.    Notices........................................................24
        9H.    Descriptive Headings...........................................24
        9I.    Satisfaction Requirement.......................................24

                                            (ii)
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        9J.    Governing Law; Consent to Jurisdiction.........................25
        9K.    Remedies.......................................................25
        9L.    Entire Agreement...............................................25
        9M.    Severability...................................................25
        9N.    Counterparts...................................................25
        9O.    Brokerage......................................................25

                                      (iii)
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                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 2, 1997, by and among WILLIS GROUP, LLC, a Texas limited liability company (the "Purchaser"), and EQUALNET HOLDING CORP., a Texas corporation (the "Company").

                                    RECITALS

        Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, subject to the terms and conditions set forth herein, 4,000,000 shares of Common Stock (as hereinafter defined) of the Company.

                                   AGREEMENTS

        In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


        1. DEFINITIONS. For the purpose of this Agreement, and in addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings. In addition, all terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by accounting principles generally accepted in the United States of America.

        "AFFILIATE" shall mean, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, except a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "BUSINESS DAY" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the States of New York and Texas.

        "CAPITALIZED LEASE OBLIGATIONS" shall mean all rental obligations which, under GAAP in effect on the day such obligation is incurred, are required to be capitalized on the books of the Company or any Subsidiary, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "COMMISSION" shall mean the United States Securities and Exchange Commission.

        "CURRENT INDEBTEDNESS" shall mean any obligation for borrowed money (including notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of creation thereof; PROVIDED that any obligation shall be treated as Funded Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may

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be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Funded or Current Indebtedness, as the case may be, of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

         "ENVIRONMENTAL LAW" shall mean any judgment, decree, order, law, license, rule, regulation or private agreement (such as covenants, conditions, and restrictions), of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board, or authority designed to protect the environment, air, surface, water, groundwater or soil, control pollution, or regulate the exploration, manufacturing, processing, distributing, use, storage, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ.) ("OPA"), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.) ("RCRA"), and the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.) ("CWA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous present and future federal, state, and local laws in jurisdictions where the Company and its Subsidiaries do business.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company or a Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA immediately following the acquisition.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "FUNDED INDEBTEDNESS" shall mean and include without duplication any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Indebtedness), which under GAAP is shown on the balance sheet as a liability (including, without limitation, Capitalized Lease Obligations and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

        "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period or periods in question.

         "GOVERNMENTAL AUTHORITY" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court, or any political subdivision thereof.

         "GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement (including but not limited to any of the foregoing which relate to

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Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

        "HAZARDOUS MATERIALS" shall mean, collectively, (i) those substances included within the definition of or identified as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to, without limitation, CERCLA, OPA, RCRA, and the Occupational Health and Safety Act, and in the regulations promulgated pursuant to said laws, all as amended;
(ii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 307 or 311 of the CWA; (E) flammable explosives; or (F) radioactive materials; and
(iii) any such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or which are currently classified as hazardous or toxic under local, state or federal laws or regulations.

        "INDEBTEDNESS" shall mean Funded Indebtedness and/or Current
Indebtedness.

        "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or like instrument under the laws of any jurisdiction).

        "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any material and adverse effect on, or change to, (i) the assets, liabilities, financial condition, business, or operations of the Company and its Subsidiaries on a Consolidated basis, or (ii) the ability of the Company and its Subsidiaries on a Consolidated basis to carry out their business as at the date of this Agreement.

         "NASDAQ" shall mean the Nasdaq Stock Market, Inc., National Market System.

         "NETWORK AGREEMENT AND PLAN OF REORGANIZATION" shall mean that certain agreement by and among the Company, EQ Acquisition Sub, Inc., Netco Acquisition, L.L.C. and Netco Acquisition Co., dated as of the date of this Agreement.

         "SWITCH AGREEMENT" shall mean that certain agreement by and among the Company, EQ Acquisition Sub, Inc. and the Purchaser dated as of the date of this Agreement.

        "NOTE AND WARRANT PURCHASE AGREEMENT" shall mean that certain agreement by and among the Purchaser, the Company and its Subsidiaries dated as of October 1, 1997.

        "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the delivering party, by its President, one of its Vice Presidents, its Treasurer or other authorized officer so designated by the receiving party.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

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
        "PENSION PLAN" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained after the Acquisition for employees of the Company, any of its Subsidiaries or any ERISA Affiliates.

        "PERMITS" shall mean all licenses, permits, exceptions, franchises, accreditations, privileges, rights, variances, waivers, approvals and other authorizations (including, without limitation, those relating to environmental matters) of, by or from Governmental Authorities necessary for the conduct of the business of the Company and its Subsidiaries immediately prior to the Closing and as proposed to be conducted by the Company and its Subsidiaries after the Closing.

        "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a government or any department or agency thereof.

        "RELEASE" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, or groundwater.

        "REMEDIAL ACTION" shall mean any action required by any federal, state or judicial body or administration or agency acting under an Environmental Law to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) prevent a Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or the environment; (iii) perform post-remedial monitoring and care; or (iv) cure a violation of any Environmental Law.

        "REPORTABLE EVENT" shall mean an event described in Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

        "RESPONSIBLE OFFICER" shall mean the President, any Vice President (of whatever designation), the Treasurer or the Secretary or any officers performing functions similar to those performed by the persons who at the time shall be such officers.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SINGLE-EMPLOYER PENSION PLAN" shall mean a Pension Plan which is a "single-employer plan" as defined in Section 4001 of ERISA.

        "SUBSIDIARY" shall mean any corporation or similar entity a majority of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by the Company, either directly or indirectly.

        2.      PURCHASE AND SALE OF COMMON STOCK; CLOSING.

        2A. PURCHASE AND SALE OF COMMON STOCK. The Company, subject to the terms and conditions herein set forth, hereby agrees to sell to the Purchaser and, subject to the terms and conditions herein set forth, the Purchaser agrees to purchase from the Company, 4,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock")

                                             4
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at a purchase price of $1.00 per share, which will represent approximately 41%, together with other Common Stock, warrants and convertible notes which will be held by Purchaser on the Closing Date, of the Company's outstanding Common Stock on a fully diluted basis on the Closing Date.

        2B. CLOSING. The purchase and delivery of the Shares shall take place at a closing (the "Closing") at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 10:00 a.m., local time, on January 28, 1998, or at such other time and place or on such other business day thereafter as the parties hereto may agree (herein called the "Closing Date"). On the Closing Date, the Company will deliver the Shares in definitive form, and in such authorized denominations as the Purchaser may request (such request to be in writing and delivered to the Company at least forty-eight hours prior to the Closing), against receipt of the purchase price therefor by wire transfer of immediately available funds, to the Company, or by such other payment method as is mutually agreed to by the Purchaser and the Company.

        3. PURCHASER'S CONDITIONS OF CLOSING. The Purchasers' obligation to purchase and pay for the Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in Paragraphs 3A through 3L.

        3A. OPINION OF THE COMPANY'S COUNSEL. The Purchaser shall have received from Fulbright & Jaworski L.L.P., special counsel for the Company, a legal opinion addressed to the Purchaser and dated the Closing Date substantially in the form attached hereto as Exhibit A.

        3B. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Paragraph 6 hereof shall be true in all material respects on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and the Company shall have delivered to the Purchaser an Officer's Certificate, dated the Closing Date, to such effect.

        3C. CHARTER DOCUMENTS AND BY-LAWS. The Purchaser shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching
(i) a true and complete copy of the Company's Articles of Incorporation with all amendments thereto, as filed with the Secretary of State of the State of Texas,
(ii) a true and complete copy of the Company's By-Laws in effect as of such date, (iii) certificates of good standing of the appropriate officials of the jurisdiction of incorporation of the Company, and (iv) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Shares.

        3D. PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Shares shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and such purchase and payment shall not in and of themselves subject the Purchaser to any material tax, penalty, liability or other materially onerous condition under or pursuant to any applicable law or governmental regulation.

        3E. LETTER OF ACCOUNTANTS; ACCOMPANYING OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate from the chief financial officer or chief executive officer of the Company, dated the Closing Date, to the effect that the interim financial statements at or for the period ended September 30, 1997, have been prepared using the same accounting policies as those used in preparing the financial statements for the year ended June 30, 1997 (except as such policies were

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otherwise required to be changed or modified by the Company during the interim period by an appropriate Governmental Authority or the American Institute of Certified Public Accountants ("AICPA") or similar accounting boards or bodies), and that since June 30, 1997, such policies have been used in maintaining the Company's accounting books and records.

         3F. SHAREHOLDER APPROVAL. The Company shall have obtained the approval of its shareholders at the Shareholders Meeting (as defined herein) for the matters set forth in Paragraph 5M.

        3G. COMPLIANCE WITH SECURITIES LAWS. The offering and sale of the Shares under this Agreement shall have complied with all applicable requirements of federal and state securities laws.

        3H. NO ADVERSE U.S. LEGISLATION, ACTION OR DECISION. Subsequent to the date hereof, no legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any governmental body, department or agency of the United States, nor shall any legislation have been introduced and favorably reported for passage to either House of Congress by any committee of either such House to which such legislation has been referred for consideration, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which would materially and adversely affect an investment in the Shares. There shall be no action, suit, investigation or proceeding pending, or to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction, and to the Company's knowledge there shall be no valid basis for any such action, proceeding or investigation.

        3I. APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which the Company is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over the Company, necessary for the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing. The Company shall have delivered to the Purchaser an Officer's Certificate, dated the Closing Date, to such effect.

         3J. BOARD NOMINEES. The nominees designated by the Purchaser shall have been appointed to the Company's Board of Directors effective upon the Closing.

         3K. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change with respect to the Company since the date hereof.

         3L. NETWORK TRANSACTIONS. The Company shall have simultaneously closed the transactions pursuant to the Network Agreement and Plan of Reorganization and the Switch Agreement.

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
        4. COMPANY'S CONDITIONS OF CLOSING. The Company's obligations to sell the Shares hereunder is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in Paragraphs 4A through 4E.

        4A. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Paragraph 7 hereof shall be true in all material respects on and as of the Closing Date; and the Purchaser shall have delivered to the Company an Officer's Certificate, dated the Closing Date, to such effect.

         4B. PURCHASE OF SHARES. The Purchaser shall have purchased and paid for the Shares.

         4C. SHAREHOLDER APPROVAL. The Company shall have obtained the approval of its shareholders at the Shareholders Meeting (as defined herein) for the matters set forth in Paragraph 5M.

         4D. NO ADVERSE ACTION OR DECISION. There shall be no action, suit, investigation or proceeding pending, or to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, or any of their affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

        4E. NETWORK TRANSACTIONS. The Company shall have simultaneously closed the transactions pursuant to the Network Agreement and Plan of Reorganization and the Network Switches Agreement and Plan of Reorganization.

         4F. LISTING. The Shares shall have been approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

        5. AFFIRMATIVE COVENANTS. All covenants contained herein shall be given independent effect.

         5A. CONDUCT OF BUSINESS OF THE COMPANY.

        (a) ORDINARY COURSE. Except as set forth in SCHEDULE 5(A)(a), during the period from the date of this Agreement to the Closing Date (except for transactions to which Purchaser or its affiliates are a party or as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Schedules hereto, the Company shall not, and shall not permit any of its Subsidiaries to:

                (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock options and restricted stock;

                (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of the Company, the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their current terms;

                (iii) amend its Articles of Incorporation, By-laws or other comparable charter or organizational document;

                (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

                (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $250,000 in the aggregate;

                (vi) (A) incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

                (vii) make or incur any new capital expenditure (other than purchases in the ordinary course of business), which, singly or in the aggregate with all other expenditures, would exceed $100,000;

                (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

                (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Commission Documents or incurred in the ordinary course of business consistent with past practice;

                (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                (xii) enter into any new collective bargaining agreement;

                (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission or as mandated by AICPA or similar accounting boards or bodies;

                (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with the Purchaser, and, with respect to any such settlement, with the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed;

                (xv) except for those contracts and agreements entered into in the ordinary course of business with the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any joint venture or partnership contract or agreement; or

                (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) CHANGES IN EMPLOYMENT ARRANGEMENTS. During the period from the date of this Agreement to the Closing Date, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its Subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

        (c) SEVERANCE. During the period from the date of this Agreement to the Closing Date, neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

        (d) OTHER ACTIONS. During the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) in any of the covenants contained in this Agreement becoming unperformable. Pending the Closing, the Company will promptly advise the Purchaser of any action or event of which they become aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering unperformable any of such covenants.

        5B. VALID ISSUANCE. The Company covenants that the Shares will, upon issuance and upon full payment therefor in accordance with the terms hereof, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

        5C. GOVERNMENT REGULATIONS. The Company covenants that it will comply, and will cause each of its Subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its Subsidiaries carries on business required in respect of the operations of the Company or any of its Subsidiaries, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole.

        5D. ERISA. Promptly (and in any event within 30 days) after the Company or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that the Company or any of its Subsidiaries will or may incur any liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, the Company will deliver to the Purchaser a certificate of the chief financial officer of the Company setting forth information as to such occurrence and what action, if any, the Company is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by the Company or the plan administrator of any such Pension Plan controlled by the Company or its Subsidiaries, with the PBGC or (b) received by the Company or its Subsidiaries from any plan administrator of a multiemployer or other Pension Plan not under their control. The Company shall furnish to the Purchaser a copy of each annual report (Form 5500 Series) of any Pension Plan received or prepared by the Company or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue

Service or the PBGC or the date such report or notice is received by the Company or any of its Subsidiaries, as the case may be.

        5E. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Company covenants that it (i) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the corporate existence and material rights of the Company and all of its Subsidiaries, (ii) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and will use commercially reasonable efforts to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, and (iii) will, and will cause each of its Subsidiaries to, qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or the ownership of property by the Company or such Subsidiary may require such qualification and where the failure to so qualify would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole.

        5F. INSURANCE. The Company covenants that it will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters, insurance for the Company and its Subsidiaries of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies conducting business activities similar to those of the Company and its Subsidiaries.

        5G. FURTHER ASSURANCES. The Company covenants that it shall cooperate with the Purchaser and execute such further instruments and documents as the Purchaser shall reasonably request to carry out to the satisfaction of the Purchaser the transactions contemplated by this Agreement.

        5H. SECURITIES ACT REGISTRATION STATEMENTS. The Company covenants that the Purchaser shall have the right, at any time when it may be deemed to be a controlling person of the Company, to participate in the preparation of such registration statement (regardless of whether or not the Purchaser will be a selling security holder in connection with such registration statement) and to request the insertion therein of material furnished to the Company in writing which in the Purchaser's judgment should be included. In connection with any registration statement referred to in this Paragraph 5H, the Company will indemnify the Purchaser, its members, officers and directors and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission contained in written information furnished to the Company by the Purchaser expressly for use in such registration statement. If, in connection with any such registration statement, the Purchaser shall furnish written information to the Company expressly for use in the registration statement, the Purchaser will indemnify the Company, its directors, each of its officers who signs such registration statement and each person, if any, who controls the Company within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereto or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission is contained in information so furnished in writing by the Purchaser for use therein.

        5I. NOTICES OF CERTAIN EVENTS. The Company shall promptly give notice to the Purchaser (i) of any default or event of default that has not been cured within any applicable grace period under any (y) Indebtedness of the Company or any of its Subsidiaries, and (z) contractual obligation of the Company or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which the Company or any of its Subsidiaries is or is threatened to be a party and of which the Company has been given notice; PROVIDED that any such default as specified in (z) above, litigation, investigation or proceeding would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole. Any notice delivered pursuant to this Paragraph 5I shall be accompanied by an Officer's Certificate specifying the details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

        5J. BOARD NOMINEES. Effective as of the Closing, the directors of the Company shall elect four (4) new directors (representing a majority of the Company's Board of Directors), three (3) of which shall have been designated by the Purchaser, to the Company's Board of Directors. Such directors shall serve terms expiring at the annual shareholders meeting of the Company applicable to the class to which each such director is elected.

        5K. ENVIRONMENTAL LAWS. The Company and its Subsidiaries shall comply with all applicable Environmental Laws the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole. If the Company or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, the Company shall immediately notify in writing the Purchaser. Furthermore, if the Company or any Subsidiary shall receive written notice that there exists a violation of Environmental Law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole, the Company shall within the time period permitted by the applicable governmental authority (unless otherwise contested by the Company in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the Board of Directors of the Company determines that it would be in the best interest of the Company to delay the remedy of such violation, so long as no material adverse effect is suffered by the Company during such delay.

        5L. REGISTRATION RIGHTS. The Company hereby grants to the Purchaser (and any transferees of the Shares) the same rights to cause the Company to register the Shares, and all other shares of the Company's Common Stock acquired by the Purchaser pursuant to the Switch Agreement or issued upon the exercise of the warrant issued to Purchaser pursuant to the Switch Agreement, under state and federal securities laws and all such other rights as set forth in SECTION 4.1.11 of the Note and Warrant Purchase Agreement at any time from and after the Closing Date;

PROVIDED, HOWEVER, that such registration rights shall be effective immediately upon the Closing Date notwithstanding whether or not the Note or Warrants under the Note and Warrant Purchase Agreement have been converted or exercised, as the case may be.

         5M. SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENTS.

                (a) The Company shall, as soon as practicable following the execution and delivery of this Agreement duly call, give notice of, convene and hold a meeting of the Company's shareholders (the "Shareholders Meeting") for the following purposes: (i) approving this Agreement, the issuance of the Shares and the transactions contemplated hereby, (ii) ratifying the Note and Warrant Purchase Agreement and the transactions contemplated thereby, (iii) approving the acquisition, by merger, of certain operating network assets (the "Network") from that certain Network company, of which the Purchaser is an equity holder, for consideration consisting of Common Stock, convertible preferred stock and other securities of the Company as more fully described in the Network Agreement and Plan of Reorganization relating to the purchase of the Network, (iv) approving the acquisition, by merger, of certain network switches relating to the Network (the "Network Switches") from that certain Network Switches company, of which the Purchaser is an equity holder, for consideration consisting of Common Stock, warrants to purchase Common Stock and cash as more fully described in the Switch Agreement, (v) approving an amendment to the Company's Articles of Incorporation to increase the aggregate number of authorized shares of Common Stock to 50,000,000, and (vi) approving the other related transactions. The Company will, through its officers and its Board of Directors, unanimously recommend to its shareholders the approval and adoption of the foregoing transactions.

                (b) Promptly following the date of this Agreement, the Company shall prepare and file with the Commission a proxy statement relating to the Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"). The Purchaser shall have the right to review and approve the Proxy Statement prior to the Company filing the Proxy Statement with the Commission which approval shall not be unreasonably withheld. The Company will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. The Company will notify the Purchaser promptly of the receipt of any written or oral comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement.

                (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

        5N. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any investment banker, attorney or other advisor, agent or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, in the case of this clause (iii), that prior to the vote of shareholders of the Company for approval of the matters referred to in Paragraph 5M hereof (and not thereafter if such matters are approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company, in response to an unsolicited superior proposal and a request for information pursuant thereto, may furnish information to any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Paragraph 5M, "takeover proposal" means (i) any proposal, other than a proposal by the Purchaser or any of its Affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by the Purchaser or any of its Affiliates, to acquire from the Company or any of its Affiliates in any manner, directly or indirectly, an equity interest in the Company or any Subsidiary, any voting securities of the Company or any Subsidiary or a material amount of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by the Purchaser or any of its Affiliates, to acquire from the shareholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Common Stock.

        (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Paragraph 8A, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser the approval or recommendation by the Board of Directors of the Company or any such committee thereof of this Agreement or take any action having such effect; PROVIDED, HOWEVER, that a statement by the Board of Directors of the Company to its shareholders as contemplated by Rule 14e-2(a) of the Exchange Act following Purchaser's receipt of a Notice of Superior Proposal (defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth Business Day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising Purchaser that the Board of Directors of the Company has received a takeover proposal that it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the shareholders of the Company have not yet voted upon the matters set forth in Paragraph 5M hereof. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following Purchaser's receipt of a Notice of Superior Proposal.

        (c) For purposes of this Paragraph 5N, a "superior proposal" means any BONA FIDE takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Purchaser) to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement, the Network Agreement and Plan of Reorganization and the Switch Agreement.

        (d) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise the Purchaser orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry.

        5O. LISTING OF COMMON STOCK. The Company warrants and agrees for the benefit of the Purchaser that it will use commercially reasonable efforts to cause the Shares to be approved for listing, subject to official notice of issuance, on the NASDAQ National Market as of the Closing Date.

        6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

         6A. CORPORATE EXISTENCE. The Company is a corporation duly organized, legally existing, and in good standing under the laws of the State of Texas.

         6B. CORPORATE POWER AND AUTHORIZATION. The Company has the requisite corporate power and authority to issue the Shares, to execute, deliver, and perform its obligations under this Agreement and, subject to approval of this Agreement by the holders of a majority of the shares of Common Stock as of the record date for the Shareholders Meeting present in person or represented by proxy, to consummate the transactions contemplated hereby. All action, except for the approval by the shareholders of the Company, on the Company's part requisite for the due issuance of the Shares and for the due execution, delivery, and performance of this Agreement has been duly and effectively taken.

         6C. BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby and by Section 5M hereof are fair to and in the best interests of the shareholders of the Company and (ii) resolved to unanimously recommend that the Company's shareholders approve this Agreement and the transactions contemplated hereby and by Section 5M hereof.

        6D. BINDING OBLIGATIONS. This Agreement is enforceable in accordance with its terms (except that enforcement may be subject to (i) any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights (ii) general principles in equity regardless of whether such enforcement is sought in a proceeding in equity or at law, and except to the extent enforceability of the indemnification provisions may be limited under applicable securities laws).

        6E. NO VIOLATION. Except as disclosed in SCHEDULE 6E, neither the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby nor the fulfillment by the Company of the terms hereof will (a) violate any provision of the Articles of Incorporation or the by-laws of the Company, (b) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any Indebtedness or Lien, or require any consent or approval (other than any consent or approval that has previously been obtained), under any of the terms, conditions or provisions of any of the Permits or any note, bond, mortgage, indenture, loan, distribution agreement, license, agreement, lease, or instrument or obligation to which the Company is a party or by which the Company may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to the Company (except where such violation will not have a Material Adverse Effect).

        6F. CONSENTS. Except as disclosed in SCHEDULE 6F, all consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which the Company is bound or to which it is subject, and required in connection with the Company's valid execution, delivery, or performance of this Agreement and the offer, sale, and delivery of the Shares and the consummation of any other transaction contemplated on the part of the Company have been obtained or made.

        6G.     FINANCIAL INFORMATION.

                (a) The Consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1997, and the related Consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by Ernst & Young LLP, are complete and correct and fairly present in all material respects the Consolidated financial position of the Company and its Subsidiaries as at the date thereof and the Consolidated results of operations and changes in cash flows for such period, in accordance with GAAP.

                (b) The unaudited Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1997, and the related unaudited Consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, true copies of which have been previously delivered to Purchaser, are complete and correct and fairly present in all material respects the Consolidated financial position of the

        Company and its Subsidiaries as at the date thereof and the Consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject only to normal year-end audit adjustments.

                (c) Since June 30, 1997, there has been no Material Adverse Effect.

        6H. LIABILITIES. Except for liabilities incurred in the ordinary course of business, none of the Company or any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent (including but not limited to liability with respect to any Plan) except as disclosed or referred to in SCHEDULE 6H or in the financial statements referred to in Paragraph 6H. Neither the Company nor any of its Subsidiaries has any Indebtedness other than Indebtedness disclosed in SCHEDULE 6H.

        6I. LITIGATION. Except as disclosed in SCHEDULE 6I or as described in any report filed by the Company with the Commission and delivered to Purchaser, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official (i) which challenges the validity of this Agreement; or (ii) which, if adversely determined, would have a Material Adverse Effect.

        6J. COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418(B) of the Code, no proceedings have been instituted to terminate any Plan, and except as disclosed in SCHEDULE 6J, none of the Company or any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA, and except as disclosed in SCHEDULE 6J, no condition exists which presents a material risk to the Company or any of its Subsidiaries of incurring such a liability.

        6K. TAXES; GOVERNMENTAL CHARGES. Each of the Company and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof, except where the failure to so file, pay, or reserve would not have a Material Adverse Effect.

        6L. DEFAULTS. Except as disclosed in SCHEDULE 6L, none of the Company or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect which may have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other instrument or agreement evidencing or pertaining to any Indebtedness of the Company or any Subsidiary, or under any material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. No default hereunder has occurred and is continuing.

         6M. COMPLIANCE WITH THE LAW. None of the Company or any of its Subsidiaries (a) is in violation of any Governmental Requirement or (b) has failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business, which violation or failure would have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

        6N. INVESTMENT COMPANY ACT. None of the Company or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        6O. PUBLIC UTILITY HOLDING COMPANY ACT. None of the Company or any of its Subsidiaries is a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6P. FEES AND COMMISSIONS. None of the Company or any of its Subsidiaries nor, to the knowledge of any of the Company, their Affiliates has retained a finder, broker, agent, financial advisor, or other intermediary (collectively, an "INTERMEDIARY") in connection with the transactions contemplated by this Agreement, and the Company agrees to pay and to indemnify and hold harmless Purchaser from and against liability for any compensation to any Intermediary and the fees and expenses of defending against such liability or alleged liability.

        6Q. DISCLOSURE. The Company's filings made pursuant to the Exchange Act and listed on SCHEDULE 6Q hereto as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made.

        6R.     STRUCTURE; CAPITALIZATION.

                (a) SCHEDULE 6R contains (except has noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

                (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 6R as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by the Company or such other Subsidiaries free and clear of any Lien (except as otherwise disclosed in SCHEDULE 6R.

                (c) No Subsidiary of the Company is a party to, or otherwise subject to any legal restriction of any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

                (d) As of the Closing Date and after giving effect to the transactions contemplated in this Agreement, the Network Agreement and the Switch Agreement (i) the Company's authorized capital stock will consist of 55,000,000 shares, of which 50,000,000 are designated Common Stock and 5,000,000 shares are designated preferred stock (2,000 of which will be designated as Series A Convertible Preferred Stock, $.01 par value per share); (ii) 14,269,357 shares of Common Stock, issued and outstanding and 5,450,677 shares are or will be reserved for issuance in connection with the Company's outstanding warrants and stock options all of which, when issued in accordance with the terms of such warrants and stock options, will be validly issued, fully paid, and non-assessable; (iii) no shares of Common Stock are owned or held by or for the account of the Company or any of its Subsidiaries (except as disclosed in the financial statements described in Paragraph 6G); (iv) except as disclosed on
        SCHEDULE 6R, neither the Company nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock which have not been waived (other than as contemplated by this Agreement); and (v) except as disclosed in
        SCHEDULE 6R, neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

        6S.     ENVIRONMENTAL MATTERS.

                (a) Neither any property of any of the Company or any of its Subsidiaries nor the operations conducted thereon violate any order of any court or Governmental Authority or Environmental Laws which violations could reasonably be expected to result in liability in excess of $250,000 or which could reasonably be expected to result in remedial obligations in excess of $250,000, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

                (b) Without limitation of clause (a) above, no property of any of the Company or any of its Subsidiaries nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws which could reasonably be expected to result in liability in excess of $250,000, or which could reasonably be expected to result in remedial obligations in excess of $250,000 assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

                (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of the Company and its Subsidiaries, including but not limited to past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except where the failure to so obtain or file would not have a Material Adverse Effect.

        6T.     INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

                (a) The Company and its Subsidiaries (i) own or have the right to use, free and clear of all liens, claims, and restrictions, all patents, trademarks, service marks, trade names, and copyrights, and all applications, licenses, and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, "INTELLECTUAL PROPERTY") used and sufficient for use in the conduct of its business as now conducted and/or as presently proposed to be conducted (including, without limitation, the development, manufacture, operation, and sale of all products and services sold or proposed to be sold by the Company and its Subsidiaries during the next 24 months following the date of this Agreement) without infringing upon or violating any right, lien, or claim of others, including, without limitation, former employees and former employers of its past and present employees, and (ii) except described in SCHEDULE 6T, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

                (b) Any and all Intellectual Property of any kind, relating to the business of the Company and its Subsidiaries currently being developed, or developed in the future, by any employee of the Company and its Subsidiaries while in the employ of the Company and its Subsidiaries shall be the property solely of the Company and its Subsidiaries. The Company and its Subsidiaries have taken security measures to protect the secrecy, confidentiality, and value of all Intellectual Property, which measures are reasonable and customary in the industry in which the Company and its Subsidiaries operate. The Company and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Intellectual Property (the "TECHNICAL EMPLOYEES"), or who have knowledge of or access to information about the Intellectual Property, have entered into a written agreement with the Company or its Subsidiaries, in form and substance satisfactory to the Company's management (the "PROPRIETARY INFORMATION AGREEMENT") regarding ownership and treatment of the Intellectual Property.

                (c) Except as described in SCHEDULE 6T, none of the Company or its Subsidiaries has received any communications alleging that the Company or such Subsidiary has violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other Person or entity. None of the Company's and its Subsidiaries' employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or its Subsidiaries or that would conflict with the Company's or its Subsidiaries' business as presently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or its Subsidiaries' business by the employees of the Company and its Subsidiaries, nor the conduct of the Company's or its Subsidiaries' business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.

        It is not, and will not become, necessary to utilize any inventions of any of the Company's or its Subsidiaries' employees (or people the Company and its Subsidiaries currently intends to hire) made prior to their employment by the Company and its Subsidiaries other than those that have been assigned to the Company and its Subsidiaries pursuant to the Proprietary Information Agreement signed by such employee.

        6U. INSURANCE COVERAGE. The properties of the Company and its Subsidiaries are insured in amounts deemed adequate by the Company's management against risks usually insured against by Persons operating businesses similar to those of the Company and its Subsidiaries in the localities where such properties are located.

        7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce the Company to enter into this Agreement, Purchaser represents and warrants to the Company that:

        7A.     PURCHASE FOR INVESTMENT.

                (a) Purchaser is acquiring the Shares for its own account and not with a view to the public resale or distribution of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Purchaser acknowledges that it does not currently intend to assign its rights under this Agreement to any third party prior to the Closing.

                (b) Purchaser acknowledges that the Shares have not been registered under the Securities Act.

                (c) Purchaser is an "accredited investor" within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, is experienced in evaluating investments in companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the entire economic risk of its investment. Purchaser has made its own evaluation of its investment in the Common Stock, based upon such information as is available to it and without reliance upon the Company or any other person or entity, and Purchaser agrees that neither the Company nor any other person or entity has any obligation to furnish any additional information to Purchaser except as expressly set forth herein.

                (d) Purchaser acknowledges that the Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

                (e) Purchaser agrees that the Shares shall bear legends in substantially the following form:

                "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED,

                EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE."

        7B. AUTHORIZATION; NO CONFLICT. Purchaser has all requisite power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. This Agreement is a legal, valid, and binding obligation of Purchaser. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in a default under the terms of any material contract, agreement, obligation, commitment, or organizational document applicable to Purchaser.

         8. TERMINATION, AMENDMENT AND WAIVER.

        8A. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with this Agreement by the shareholders of the Company:

                (a)   by mutual written consent of Purchaser and the Company;

                (b)   by either Purchaser or the Company;

                      (i) if the shareholders of the Company fail to give any
                required approval of this Agreement and the transactions contemplated hereby upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

                      (ii) if the transaction contemplated by this Agreement
                shall not have been consummated on or before February 1, 1998, unless the failure to consummate the transaction contemplated by this Agreement is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                      (iii) if any permanent injunction or other order of a
                court or other competent authority preventing the consummation of the transactions contemplated by this Agreement or the Network Agreement and Plan of Reorganization or Network Switches Agreement and Plan of Reorganization shall have become final and nonappealable.

                (c) by Purchaser, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                (d) by the Company, if Purchaser breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

                (e) by the Company to the extent permitted under Section 5N.

        8B. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8A, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of
Section 9A.

        9.      MISCELLANEOUS.

        9A.     FEES AND EXPENSES.

                (a) The Company agrees to pay Purchaser a fee in immediately available funds of $500,000 (the "Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by the Company as permitted by Section 5N. The Termination Fee shall be payable promptly upon termination of this Agreement if the foregoing events shall have occurred prior to termination.

                (b) In addition, the Company agrees, in the event that the transactions hereby contemplated shall be consummated to pay all reasonable out-of-pocket expenses of the Purchaser arising in connection with the transactions and other agreements and instruments contemplated by this Agreement, including reasonable fees and expenses of counsel incurred in connection with the preparation and negotiation of this Agreement, any other agreement or instrument to be executed and delivered in connection with this Agreement. The Company agrees to pay the Purchaser and/or their counsel, as appropriate, all such fees and expenses incurred up to and including the Closing, at the Closing.

        9B. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the transaction contemplated by this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9C. EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 9B, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        9D. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise before the Closing Date, and any attempt at assignment shall be void; PROVIDED, HOWEVER, that the Purchaser shall be permitted to assign its rights under this Agreement to a third party ("Purchaser Assignee") before the Closing Date so long as (i) Purchaser retains its obligations under this Agreement, (ii) such third party becomes a party to this Agreement and joins Purchaser in the representations and warranties in Paragraph 7 of this Agreement, and (iii) Purchaser first offers to assign its rights under this Agreement to a third party designated by the Company ("Company Designee") on substantially similar terms as offered by Purchaser Assignee and the Company Designee shall fail to respond or purchase such rights during the offer period (the term of which period the Parties hereto shall mutually agree).

        9E. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Purchaser or on their behalf, and shall terminate on the fourth anniversary of the Closing Date.

        9F. SUCCESSORS AND ASSIGNS; NO THIRD PARTY. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto and, to the extent provided in this Agreement, to the benefit of any future holders of any Common Stock. Subject to the foregoing, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        9G. NOTICES. All communications provided for hereunder shall be sent by registered or certified mail and, if to the Purchaser, to the following: 5005 Woodway, Suite 350, Houston, Texas 77056, Attn: Mark Willis, with a copy to Robert K. Hatcher, at Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002; if to the Company addressed to it at EqualNet Holding Corp., 1250 Wood Branch Park Drive, Houston, Texas 77079-1212, Attn: General Counsel, with a copy to Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010,
Attn: Robert F. Gray, Jr., or to such other address with respect to any party as such party shall notify the other in writing; provided, however, that any such communication to the Company may also, at the option of the Purchaser, be either delivered to the Company at the Company's address set forth above or to any officer of the Company. Within 5 Business Days after the date of such mailing (save for any postal interruption) such communication shall be deemed to have been received.

         9H. DESCRIPTIVE HEADINGS. The descriptive headings of the several Paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        9I. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser, the determination of such satisfaction shall be made by the Purchaser in its sole and exclusive reasonable judgment exercised in good faith.

         9J. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas without giving effect to the choice of law or conflicts principles thereof. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth in Section 9G, such service to become effect 30 days after such mailing. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

        9K. REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company or the Purchaser, the Company or the Purchaser, as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law.

        9L. ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

        9M. SEVERABILITY. Any provisions of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9N. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

        9O. BROKERAGE. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed and delivered as of the date first above written.


                             EQUALNET HOLDING CORP.


                              By: /S/ ZANE RUSSELL
                              Name: ZANE RUSSELL
                              Title: CEO


                              WILLIS GROUP, LLC

                              By: /S/ MARK WILLIS
                              Name: MARK WILLIS
                              Title: PRES.


                         [signature page to Stock Purchase Agreement]